Exhibit 99.4
FOR IMMEDIATE RELEASE
Regeneron Reports Blocking New Angiogenesis Target May Offer Novel
Approach to Slowing Tumor Growth
Blocking Delta-like Ligand 4 May Benefit Patients with Tumors Resistant to Other
Anti-Angiogenesis Therapies
Regeneron’s VelocImmune Technology Used to Create
Fully Human Antibody
Tarrytown, NY (December 20, 2006) – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today reported data from a preclinical study demonstrating that blocking an important cell signaling molecule, known as (Dll4), inhibited the growth of experimental tumors by interfering with their ability to produce a functional blood supply. The inhibition of tumor growth was seen in a variety of tumor types, including those that were resistant to blockade of VEGF, suggesting a novel anti-angiogenesis therapeutic approach. Study findings were published in the December 21st issue of the journal Nature. Regeneron also announced plans to develop a fully human monoclonal antibody to Dll4 that was discovered using its proprietary VelocImmune® technology.
Tumors depend on the growth of new blood vessels (a process called “angiogenesis”) to support their continued growth. Therapies that block tumor angiogenesis, specifically those that block vascular endothelial growth factor (VEGF), the key initiator of tumor angiogenesis, recently have been validated in human cancer patients. However, anti-VEGF approaches do not work in all patients, and many tumors can become resistant to such therapies.
The Nature study reports that some of the experimental tumors that were the most resistant to VEGF blockers (such as Regeneron’s VEGF Trap and the anti-VEGF antibody bevacizumab) were very sensitive to blockade of a cell signaling pathway called the Delta/Notch pathway. In particular, the study found that blocking Dll4, a ligand in the Delta/Notch pathway, caused tumors in the animal models to grow more slowly and therefore might be beneficial to patients resistant to current anti-angiogenesis therapies. Paradoxically, the study reports that blocking Dll4 caused more blood vessels to grow in the tumor, but the additional blood vessels were abnormal and led to a poorly functioning blood supply that did not support the tumor’s growth.
“While blocking VEGF has been widely accepted as a viable approach to treating certain cancers, in some cases angiogenesis and tumor growth proceed despite VEGF inhibition,” noted Gavin Thurston, Ph.D., Regeneron’s Director of Oncology and Angiogenesis and the senior author of the paper. “Contrary to conventional wisdom, the extra blood vessels formed through the blockade of Dll4 served to choke the tumors rather than feed them. Our work demonstrates that tumors require a regulated balance of angiogenic growth factors to create well-organized and well-functioning vessels, and that tumor vessels can be pushed to be abnormal and ultimately non-functional, to the point where they can interfere with tumor growth.”
“With this new research, we have identified a new target for Regeneron’s tumor anti-angiogenesis program. Blocking both the VEGF and Dll4 pathways may offer avenues to provide added therapeutic benefits by slowing tumor growth,” said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories and Regeneron’s Chief Scientific Officer. “Our VelociGene technology helped to identify Dll4 as a potential drug target, as we reported in the November 9, 2004 Proceedings of the National Academy of Sciences. Dll4 has now been further validated by the findings described in the Nature article. We have already used our VelocImmune platform to generate fully human antibodies that target Dll4; these antibodies are now in preclinical development. We believe this provides an example of how rapidly our research and development tools can accelerate the process of progressing from initial discoveries to developing potential therapeutic candidates.”
Background
Previously published studies have shown that Dll4 and its receptor family, known as the Notch receptors, play a role in vascular development, and further, that Dll4 is required for normal vascular development and is strongly expressed in tumor vessels. To determine whether the Dll4-Notch pathway has a role during tumor angiogenesis, researchers at Regeneron manipulated this pathway in experimental tumor models in mice and demonstrated that the pathway is a negative regulator of tumor angiogenesis, acting to limit excessive VEGF-induced vessel growth.
Regeneron researchers used the VEGF pathway, and Regeneron’s blocker of VEGF, called the VEGF Trap, as a starting point to identify Dll4 as potentially involved in the growth of tumor blood vessels. Specific blockade of Dll4, not the entire Notch pathway, may lead to more specific disruption of tumor growth without significant impairment of Notch function in normal tissues.
About VelocImmune
The VelocImmune platform generates fully human monoclonal antibodies to address clinically relevant targets of therapeutic interest identified in mammalian models. VelocImmune offers the potential to dramatically increase the speed and efficiency of fully-human, therapeutic antibody development. The VelocImmune mouse, unlike other human antibody producing mice, mounts a robust immune response that is virtually indistinguishable from that of a wild type mouse, resulting in a reliable and efficient platform for creating fully human monoclonal antibodies for the treatment of human diseases.
About the VEGF Trap
The VEGF Trap is a fully humanized soluble VEGF receptor fusion protein with a unique mechanism of action. It is a potent angiogenesis inhibitor, which binds VEGF-A more tightly than monoclonal antibodies. It blocks all VEGF-A isoforms plus placental growth factor (PIGF), another angiogenic growth factor that may play a role in tumor angiogenesis. The VEGF Trap has a relatively long half-life of approximately two weeks. Other anti-VEGF blockers have been approved for certain cancer indications and in the eye indication — neovascular age-related macular degeneration (wet AMD).
About Regeneron
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended September 30, 2006. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
###
Contact Information:
Lauren Tortorete
Media Relations
(212) 845-5609
ltortorete@biosector2.com
Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com